                                                                    Exhibit (12)


                                   ONEOK, Inc.
           Computation of Ratio of Earnings to Combined Fixed Charges
                    and Preferred Stock Dividend Requirements



                                                        Six Months                     Years Ended August 31,
                                                          Ended       ---------------------------------------------------------
                                                      Feb. 28, 1999      1998        1997        1996        1995        1994
                                                      -------------   ---------   ---------   ---------   ---------   ---------

Fixed charges, as defined
         Interest on long-term debt                       $  17,354   $  30,846   $  31,354   $  31,748   $  32,345   $  32,979
         Other interest                                       5,506       3,723       3,376       3,184       4,934       1,855
         Amortization of debt issue costs                       504         506         518         530         512         525
         Interest on lease agreements                         1,162       2,325       2,266       2,266       2,266       2,266
                                                          ---------   ---------   ---------   ---------   ---------   ---------
               Total fixed charges                           24,526      37,400      37,514      37,728      40,057      37,625

Preferred dividend requirements                              30,570      44,228         285         428         428         428
                                                          ---------   ---------   ---------   ---------   ---------   ---------

Total fixed charges and preferred
         dividend requirements                            $  55,096   $  81,628   $  37,799   $  38,156   $  40,485   $  38,053
                                                          =========   =========   =========   =========   =========   =========


Earnings before income taxes                              $ 136,765   $ 168,380   $  94,107   $  85,873   $  68,146   $  57,276

Total fixed charges                                          24,526      37,400      37,514      37,728      40,057      37,625
                                                          ---------   ---------   ---------   ---------   ---------   ---------

Earnings available for combined
         fixed charges and preferred
         dividend requirements                            $ 161,291   $ 205,780   $ 131,621   $ 123,601   $ 108,203   $  94,901
                                                          =========   =========   =========   =========   =========   =========

Ratio of earnings to combined
         fixed charges and preferred
         dividend requirements                                2.93X       2.52X       3.48X       3.24X       2.67X       2.49X
                                                          =========   =========   =========   =========   =========   =========


      Pro Forma Computation of Ratio of Earnings to Combined Fixed Charges
         and Preferred Stock Dividend Requirements Giving Effect to the
                       Proposed Merger as Discussed Herein


                                                            Six Months        Year Ended
                                                               Ended          August 31,
                                                           Feb. 28, 1999        1998
                                                          --------------   --------------

Fixed charges, as defined
         Interest on long-term debt                       $       72,187   $      142,231
         Other interest                                            5,506            3,723
         Amortization of debt issue costs                            889            1,275
         Preferred securities distributions
               of subsidiary                                      12,112           24,225
         Interest on lease agreements                              1,162            2,325
                                                          --------------   --------------
               Total fixed charges                                91,856          173,779

Preferred dividend requirements                                   30,570           44,228
                                                          --------------   --------------

Total fixed charges and preferred
         dividend requirements                            $      122,426   $      218,007
                                                          ==============   ==============


Earnings before income taxes                              $      127,120   $      151,413

Total fixed charges                                               91,856          173,779
                                                          --------------   --------------

Earnings available for combined
         fixed charges and preferred
         dividend requirements                            $      218,976   $      325,192
                                                          ==============   ==============

Ratio of earnings to combined
         fixed charges and preferred
         dividend requirements                                     1.79X            1.49X
                                                          ==============   ==============


For purposes of computing the ratio of earnings to combined fixed charges and preferred dividend requirements, "earnings" consists of net income plus fixed charges and income taxes. "Fixed charges" consists of interest charges, the amortization of debt issue costs, preferred securities distributions of subsidiary, and the representative interest portion of operating leases. "Preferred dividend requirements" consists of the pre-tax preferred dividend requirement.